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                                               EXHIBIT 11

                                   NATIONAL VISION ASSOCIATES, LTD.
                           STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                       (000's except net income per common share information)



                                             Three Months Ended            Six Months Ended
                                          -----------------------        -------------------
                                          June 29,        June 28,       June 29,      June 28,
                                            1996            1997           1996          1997
                                            ----            ----           ----          ----


NET INCOME                                $ 1,252          $ 1,620       $  2,245      $ 3,273
                                          =======          =======       ========      =======

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                       20,615           20,649         20,608       20,649

  Common stock equivalents using
   the treasury stock method                  108              124             74          127
                                          -------          -------        -------      -------

AVERAGE COMMON SHARES
  OUTSTANDING AS ADJUSTED                  20,723           20,773         20,682       20,776
                                          =======          =======        =======      =======


NET INCOME PER COMMON SHARE               $  0.06          $  0.08        $  0.11      $  0.16
                                          =======          =======        =======      =======

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